 Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Daré Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered (1)	Proposed maximum offering price per unit (2)		Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common Stock, $0.0001 par value per share	Other	1,681,853	$1.59	(3)	$2,674,146	$92.70 per $1,000,000	$248
Equity	Common Stock, $0.0001 par value per share	Other	318,147	$1.48	(4)	$470,858	$92.70 per $1,000,000	$44
Total Offering Amounts						$3,145,004		$292
Total Fee Offsets								—
Net Fee Due								$292
(1)Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock that may become issuable under the plan covered by this registration statement by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s common stock. The shares being registered result from an evergreen provision of the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”) (together with previous versions of such plan, the “Plan”) pursuant to which the number of shares of common stock reserved for issuance under the Plan is automatically increased on January 1 of every year until, and including, the fiscal year ending December 31, 2024, in an amount equal to the least of (i) 2,000,000 shares, (ii) 4% of the number of outstanding shares of Daré’s common stock on January 1 of the applicable year, or (iii) an amount determined by Daré’s board of directors. The shares being registered consist of (a) 1,681,853 shares (the “Shares Subject to Outstanding Options”) subject to outstanding options granted under the Plan and (b) 318,147 shares reserved for future grant or issuance under the Plan (the "Reserved Shares").
(2)Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.
(3)The proposed maximum offering price per share for the Shares Subject to Outstanding Options is based upon the weighted-average exercise price of the outstanding options.
(4)The proposed maximum offering price per share for the Reserved Shares are based on the average of the high and the low prices per share of the registrant’s common stock as reported on the Nasdaq Capital Market as of a date (March 30, 2022) within five business days prior to the filing of this registration statement.